Exhibit 10.2

EXECUTION VERSION

US DEVELOPMENT GROUP, LLC

USD GROUP LLC

USD PARTNERS LP

USD PARTNERS GP LLC

USD LOGISTICS OPERATIONS LP

November 21, 2023

Re:	Amendment to Amended and Restated Omnibus Agreement

Ladies and Gentlemen:

This side letter agreement (the “Agreement”) memorializes the agreement of US Development Group, LLC, a Delaware limited liability company (“USDG”), USD Group LLC, a Delaware limited liability company (“USD”), USD Partners LP, a Delaware limited partnership (the “Partnership”), USD Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and USD Logistics Operations LP, a Delaware limited partnership (the “Operating Partnership” and, together with USDG, USD, the Partnership and the General Partner, the “Parties” and each a “Party”), to amend that certain Amended and Restated Omnibus Agreement, effective as of June 28, 2021 (as amended, supplemented or otherwise modified from time to time, the “Omnibus Agreement”), by and among the Parties, to, among other matters more particularly described herein, place certain limitations on the Administrative Fee (as defined in the Omnibus Agreement) and the reimbursement of expenses under Section 3.3 of the Omnibus Agreement that would otherwise be payable under the Omnibus Agreement, as required by the Credit Agreement (as defined below). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in that certain Amended and Restated Credit Agreement, dated as of November 2, 2018, among the Partnership, USD Terminals Canada ULC, the subsidiary guarantors party thereto, Bank of Montreal, as administrative agent, and the other lenders party thereto (as amended, restated, supplemented or otherwise modified by that certain Master Assignment, Assignment of Liens, and Amendment No. 1 to Amended and Restated Credit Agreement dated as of October 29, 2021, Amendment No. 2 to Amended and Restated Credit Agreement dated as of April 6, 2022, Amendment No. 3 to Amended and Restated Credit Agreement dated as of January 31, 2023, Amendment No. 4 to Amended and Restated Credit Agreement dated as of August 8, 2023, Agreement to Extend Temporary Waiver Period and Waiver of Event of Default for Missed Interest Payment dated as of October 6, 2023, Agreement to Extend Temporary Waiver Period and Temporary Waiver of Event of Default for Missed Payment on Maturity Date dated as of November 1, 2023, Agreement to Extend Temporary Waiver Period dated as of November 17, 2023, and Amendment No. 5 to Amended and Restated Credit Agreement dated as of November 21, 2023, and as further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”).

November 21, 2023

1. Administrative G&A Expenses. The Parties agree that (i) those certain expenses incurred as part of the Administrative Fee that are fixed and would otherwise be payable or reimbursable under Section 3.2(b) of the Omnibus Agreement (the “Administrative G&A Expenses”), in consideration for the services of certain employees of USDG and its affiliates, shall not exceed $122,000 per month for the period from November 1, 2023 to the Maturity Date, (ii) the aggregate Administrative G&A Expenses for the period from November 1, 2023 to the Maturity Date (the “Aggregate Administrative G&A Expenses”) shall not exceed $1,464,000, and (iii) the Aggregate Administrative G&A Expenses shall be payable in kind under the Omnibus Agreement, except the Aggregate Administrative G&A Expenses shall be payable in cash upon the repayment in full of the Obligations. The Parties further agree that, upon any of the following occurring: (A) the Obligations not being paid in full on or before the Maturity Date, (B) the occurrence and continuance of an Event Default (excluding Defaults pursuant to Section 8.01(f) or 8.01(g) under the Credit Agreement), or (C) a sale of substantially all the assets of the Loan Parties which results in insufficient proceeds to repay the Obligations in full and in cash on or before the Maturity Date, the accrued amount of the Aggregate Administrative G&A Expenses as of the time of such event shall be cancelled and shall no longer be due and payable.

2. Corporate G&A Expenses. The Parties agree that all employee-related general and administrative expenses (excluding Administrative G&A Expenses, Approved G&A Expenses, Public Company Costs, and Facilities Operations Expenses), including, but not limited to, salaries, benefits and related expenses, incurred or reimbursable by USDG on behalf of the Loan Parties and reimbursable to USDG pursuant to the Omnibus Agreement (including, but not limited to, under Sections 3.2 and 3.3 therein)(the “Corporate G&A Expenses”), shall not exceed the following amounts for the following time periods, the payment of which is to be approved by the CRO:

Time Period	Maximum Amount
November 1, 2023 – December 31, 2023	$238,000
January 1, 2024 – March 31, 2024	$357,000
April 1, 2024 – June 30, 2024	$357,000
July 1, 2024 – September 30, 2024	$357,000
October 1, 2024 – Maturity Date	$120,000

In addition, (i) upon consummation of the sale of the West Colton Terminal, the maximum Corporate G&A Expenses set forth in the table above (as reduced pursuant to clause (ii) or (iii) of this paragraph, if applicable) for the time period in which such sale is consummated and each subsequent time period through the Maturity Date shall immediately be reduced by $25,900 per month (pro-rated for any partial month), (ii) upon consummation of the sale of the Stroud Terminal, the maximum Corporate G&A Expenses set forth in the table above (as reduced pursuant to clause (i) of this paragraph, if applicable) for the time period in which such sale is consummated and each subsequent time period through the Maturity Date shall immediately be reduced by $20,400 per month (pro-rated for any partial month), and (iii) upon idling of the Stroud Terminal, the maximum Corporate G&A Expenses set forth in the table above (as reduced pursuant to clause

November 21, 2023

(i) of this paragraph, if applicable) for the time period in which such idling occurs and each subsequent time period through the Maturity Date in which such idling continues shall immediately be reduced by $19,400 per month (pro-rated for any partial month). For the avoidance of doubt, any reduction in the maximum Corporate G&A Expenses pursuant to clause (iii) of this paragraph upon idling of the Stroud Terminal shall not apply to any period following the sale of the Stroud Terminal.

3. Approved G&A Expenses. The Parties agree that Approved G&A Expenses means all non-employee related general and administrative expenses (excluding Administrative G&A Expenses, Corporate G&A Expenses, Public Company Costs, and Facilities Operations Expenses) incurred or reimbursable by USDG on behalf of the Loan Parties and reimbursable to USDG pursuant to the Omnibus Agreement (including, but not limited to, under Sections 3.2 and 3.3 therein), the payment of which is to be approved by the CRO. For the avoidance of doubt, Approved G&A Expenses will not include any employee-related expenses including, but not limited to, salaries, benefits and bonuses.

4. Facilities Operations Expenses. The Parties agree that Facilities Operations Expenses means the salaries, benefits and related expenses of the terminal managers and assistant terminal managers of the Terminals incurred by USDG and reimbursable to USDG pursuant to the Omnibus Agreement (including, but not limited to, under Sections 3.2 and 3.3 therein), the payment of which is to be approved by the CRO.

5. Public Company Costs. The Parties agree that Public Company Costs means the costs and expenses directly related to the Partnership’s status as a company with common equity registered under Section 12 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, or related to the Partnership’s status as a company with common equity trading in an over-the-counter market, which shall be limited to costs, fees and expenses directly associated with annual, quarterly and current reporting as required by the U.S. Securities and Exchange Commission, Schedule K-1 preparation and distribution to its unitholders, distributions in connection with Canadian tax returns and transfer pricing, compliance with applicable provisions of the Sarbanes-Oxley Act of 2002, compliance with applicable rules and standards of a national stock exchange on which its common equity is traded, independent auditor fees, legal fees, investor relations expenses, registrar and transfer agent fees, independent director fees, and director and officer insurance expenses, the payment of which is to be approved by the CRO. For the avoidance of doubt, fees and expenses related to the CRO’s new or continuing service on the board of directors of the General Partner (the “Board”), including costs associated with the CRO’s service on the conflicts committee of the Board or any impact on insurance or other costs (collectively, “CRO Expenses”), will not be considered a Public Company Cost hereunder.

6. CRO. The Parties agree that as part of the Credit Agreement, the CRO has certain rights, powers and authorities to act on behalf of the Loan Parties and final approval and final disapproval decisions with respect to the Loan Parties’ proposed and/or actual budgets and disbursements for expenses incurred after the Amendment No. 5 Effective Date (including but not limited to Approved G&A Expenses, Corporate G&A Expenses, Administrative G&A Expenses, Facilities Operation Expenses and Public Company Costs) as more particularly described in the Credit Agreement, including but not limited to Section 11.27 thereof. The Parties further agree that USD, the General Partner and the Operating Partner will not pursue or hold the Partnership accountable for any obligations related to any amounts the CRO reasonably deems should not be paid pursuant to their aforementioned rights under the Credit Agreement

November 21, 2023

7. Independent Director Fees. Commencing with the Amendment No. 5 Effective Date and ending on the date the Obligations are paid in full in cash, the Parties agree that any independent director fees shall not exceed $100,000 per any fiscal year period (which are payable monthly on a pro rata basis) for each director, excluding any CRO Expenses, during the period commencing with the Amendment No. 5 Effective Date and ending on the date the Obligations are paid in full in cash.

8. Reimbursement of Expenses. The Parties agree that no expenses, disbursements, payments of outstanding amounts, that would have otherwise been included and reimbursable under Section 3.2 of the Omnibus Agreement, will become reimbursable under Section 3.3 of the Omnibus Agreement commencing with the Amendment No. 5 Effective Date to the date on which the Obligations are paid in full in cash, due to limitations put on Section 3.2 of the Omnibus Agreement by this Agreement. Further, no employee-related general and administrative expenses shall be reimbursable to USDG pursuant to the Omnibus Agreement other than Administrative G&A Expenses, Corporate G&A Expenses, Public Company Costs and Facilities Operations Expenses, and further, none of these reimbursable amounts may be for duplicative expenses and each category or type of employee-related expense can only be allocated to one of Administrative G&A Expenses, Corporate G&A Expenses, Public Company Costs or Facilities Operations Expenses.

9. Termination of G&A Limitations. The amendments and modifications to the Omnibus Agreement provided in this Agreement shall terminate without any further action or notice by any Party upon the earlier to occur of the following: (i) the Maturity Date; (ii) any Loan Party, any Restricted Subsidiary or the General Partner institutes or consents to the institution of any proceeding, case or other action under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding, case or other action under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; (iii) the occurrence of any Change of Control; (iv) the completion of any exercise of rights by the Administrative Agent or any Lender under Article 9 of the UCC or under any deed of trust, mortgage, or similar security agreement; or (v) the incurrence by any Loan Party of additional Indebtedness that provides additional cash to any Loan Party.

10. No Other Modifications. Except as provided in this Agreement, all other covenants, rights and obligations of the applicable Parties under the Omnibus Agreement shall remain unmodified and continue in full force and effect, and nothing in this Agreement except as provided above shall act to cancel, amend or supersede such covenants, rights and obligations.

November 21, 2023

11. Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

12. Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties.

13. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document and shall be construed together and shall constitute one and the same instrument. The exchange of copies of this Agreement and signature pages by email in .pdf or .tif format (and including, without limitation, any electronic signature complying with the U.S. ESIGN Act of 2000, such as, www.docusign.com), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Such execution and delivery shall be considered valid, binding and effective for all purposes.

14. Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

15. Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner (as defined in the Omnibus Agreement) or other interest holder of or lender to the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

US Development Group, LLC

By:	/s/ Adam Altsuler
Name:	Adam Altsuler
Title:	Executive Vice President,
Chief Financial Officer

USD Group LLC

By:	/s/ Adam Altsuler
Name:	Adam Altsuler
Title:	Senior Vice President,
Chief Financial Officer

USD Partners GP LLC

By:	/s/ Adam Altsuler
Name:	Adam Altsuler
Title:	Executive Vice President,
Chief Financial Officer

USD Partners LP

By:	USD Partners GP LLC,
its general partner

By:	/s/ Adam Altsuler
Name:	Adam Altsuler
Title:	Executive Vice President,
Chief Financial Officer

USD Logistics Operations LP

By:	USD Logistics Operations GP LLC,
its general partner

By:	/s/ Adam Altsuler
Name:	Adam Altsuler
Title:	Executive Vice President,
Chief Financial Officer

SIGNATURE PAGE

SIDE LETTER TO AMENDED AND RESTATED OMNIBUS AGREEMENT